EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended November 6, 2009

November 6, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	1.2%	1.2%	-8.6%
Class B Units	1.2%	1.2%	-9.2%
Legacy 1 Class Units[2]	1.2%	1.2%	-2.9%
Legacy 2 Class Units[2]	1.2%	1.2%	-3.1%
GAM 1 Class Units[2]	1.5%	1.5%	-2.3%
GAM 2 Class Units[2]	1.4%	1.4%	-2.6%
GAM 3 Class Units[2]	1.4%	1.4%	-3.8%

S&P 500 Total Return Index[3]	3.3%	3.3%	20.9%
Barclays Capital U.S. Long Government Index[3]	-1.8%	-1.8%	-10.4%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Soybean prices declined in excess of 3% as U.S. farmers reported a larger-than-expected harvest output.  In the softs markets, concerns regarding the future of the U.S. economy put pressure on the sugar markets.  Speculators viewed poor unemployment data as an indication of weaker sugar demand.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Currencies:  The Australian dollar rallied against counterparts following optimistic comments from the Reserve Bank of Australia about the nation’s growth prospects.  The U.S. dollar weakened against most major currencies after the Federal Reserve stated interest rates would remain unchanged for the near future.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:   Speculators drove down the price of natural gas nearly 9% on forecasts of mild weather in the U.S.  Elevated U.S. natural gas inventories caused by weak industrial demand also put pressure on prices.  Crude oil prices finished slightly higher than the previous week’s close as weakness in the U.S. dollar prompted buying.

Grant Park’s longer-term and shorter-term trading advisors are predominantly long the energy sector.

Equities:   Global equity markets generally rose last week.  Positive earnings reports from a number of key U.S. firms also added to the rally.  In Europe, the German Dax Index also moved higher as speculators predicted that weak economic data from the region would result in ongoing stimulus activity.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   Longer-term U.S. treasuries generally declined following an increase in investor risk appetite.  Increased debt supply caused by the scheduled auction of $81 billion in treasuries also drove fixed-income prices lower.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Metals:  Maintaining its role as an inflationary hedge, the price of gold rallied nearly 5.5% in response to U.S. dollar weakness.   In the base metals markets, weak unemployment data and inaction from the U.S. Federal Reserve put pressure on industrial demand forecasts and drove the price of aluminum sharply lower for the week.

Grant Park’s longer-term and shorter-term trading advisors are predominantly long the metals sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.